EXHIBIT 99.1

  Innovex Provides Preliminary Third Quarter 2004 Operating Results

    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--June 21, 2004--Innovex (Nasdaq:INVX) now expects revenue for its fiscal third quarter ending June 30, 2004 to be between $35 and $36 million, down from the $39 million reported in the second quarter ended March 31, 2004 and the $39 to $43 million expected for the quarter. The gross margin for the quarter ending June 30, 2004 is expected to be between 5 and 7 percent with the net loss per share expected to be between $0.10 and $0.12 per diluted share.
    At the time of Innovex's April 19, 2004 earnings release, the company provided guidance for the third quarter ending June 30, 2004 dependant on stable revenues from the disk drive industry, a slight decrease in stacked memory demand and significant revenue increases related to beginning ramp-ups for several new flat panel display (FPD) programs. During the quarter, the company experienced stronger than expected demand for flex suspension assembly (FSA) product, much weaker than expected demand for actuator flex circuit (AFC) and stacked memory products and had some of its new FPD programs delayed by up to 4 months. Given the high fixed cost associated with AFC, stacked memory and FPD products and lower fixed cost required for FSA products, the company's unabsorbed overhead for the quarter will be approximately $2.5 million. In addition, the company incurred excess cost of approximately $1.0 million preparing for the FPD ramps that have been delayed.

    Flat Panel Display

    Although the company began ramping new FPD programs late in the quarter, some larger programs were delayed by up to 4 months, impacting expected FPD revenue by over $2 million for the June quarter. This delay, which was communicated just weeks prior to the programs' scheduled start date, was caused by issues beyond Innovex's control. The delay had a significant impact on the quarter's gross margin as the labor and fixed infrastructure required to support the ramp was in place ahead of the expected program ramp start date. The company's long-term outlook for FPD remains unchanged. The company still expects to be ramping all new FPD programs before the end of the calendar year and reach a FPD annual revenue run rate of $50 million as it exits the calendar year in December.

    Disk Drive

    FSA revenue will be better than expected due to a product mix more heavily weighted toward enterprise applications. AFC revenue will be over $2 million lower than expected due to general disk drive industry softness and a program mix more heavily weighted towards the desktop, mobile and consumer applications. The revenue mix had a negative impact on gross margins as a result of the underutilized fixed cost base in place to support a higher level of AFC business. The company expects disk drive demand to strengthen in its September and December quarters due to seasonally stronger demand and as certain customers correct inventory imbalances.

    Stacked Memory

    Stacked memory revenue for the fiscal 2004 third quarter was expected to be slightly softer than the second quarter due to excess circuit inventory at Innovex's customers. The excess inventory situation is being compounded by a DRAM supply shortage, which is limiting customer build plans for certain stacked memory products. Lower stacked memory revenue had a negative impact on gross margins as a result of the underutilized fixed cost base in place to support a higher level of stacked memory business. The company expects stacked memory demand to improve in its September and December quarters as customer inventory levels are corrected.
    The company is evaluating many alternatives that will provide better flexibility to react profitably to significant revenue and mix increases and decreases, and plans to take additional actions before the end of the quarter to adjust its operating and cost structure to provide increased flexibility without jeopardizing business development. During its fiscal 3rd quarter conference call on July 20, 2004, the company will provide a more detailed update on operating and cost structure actions, an updated outlook for the September and December quarters and an updated outlook for fiscal 2005.
    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.
    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

    CONTACT: Innovex, Inc., Maple Plain, Minn.
             Tom Paulson or Douglas Keller, 763-479-5300
             Fax: 763-479-5395